                                  Certified Translation from the German Language

                                                                  EXHIBIT 10.14

     Gesellschaft mbH der
TBG Deutschen Ausgleichsbank

Version 03.97

                              INVESTMENT AGREEMENT

         Agreement on the establishment of a dormant partnership between

                PHARMED LABS GMBH, TOLZER STR. 12, 82031 GRUNWALD

             - hereinafter referred to as the "TECHNOLOGY COMPANY" -

                                       and

                    TECHNOLOGIE-BETEILIGUNGS-GESELLSCHAFT MBH

        DER DEUTSCHEN AUSGLEICHSBANK, LUDWIG-ERHARD-PLATZ 1-3, 53179 BONN

             - the silent partner hereinafter referred to as "TBG" -

                                 of a volume of

                                 DM 3,000,000.00
        for the financing of the project described under Sec. 1 para. 2.

                                    PREAMBLE

Within the scope of the program "Investment Capital for Small Technology Enterprises" implemented together with the German Ministry for Education, Science, Research and Technology [BMBF] and Deutsche Ausgleichsbank, TBG supports technology enterprises of the industry and trade sector, provided that these enterprises are not older than 10 years and meet the EU qualification requirements for small and medium-sized enterprises (SMEs) located within the new German federal states and (East) Berlin and/or for small enterprises located within the rest of the Federal Republic of Germany, i.e.

-     employ a maximum staff of 250 (50)

and either

      - generate an annual turnover not exceeding DM 40 million (DM 10 million)
or

      - realize a balance sheet total not exceeding DM 20 million (DM 4 million)
and

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      -     are held at a maximum share of 25% by one or several enterprises not fulfilling these requirements (exception: public holding companies, risk capital companies and - to the extent control is not exercised
            - institutional investors).

All of these three preconditions have to be fulfilled simultaneously, i.e. an enterprise is only considered to be an SME if it enjoys the independence required, complies with the staff number requirement and does not exceed at least one of the limits set for the annual turnover and/or balance sheet total.

TBG effects investments for the financing of innovation projects in accordance with its investment principles, which form an integral part of this Agreement and are accepted by the Technology Company, for:

- applied research and development up to the crucial moment shortly before the start of commercial production in accordance with the EU definition and the following differentiations:

      Applied research comprises research and experimental work with the purpose of gaining new findings in order to facilitate the realization of specific practical targets such as the creation of new products, production methods or services. Normally, applied research ends with the creation of a first prototype. The term "development" comprises work carried out on the basis of applied research with the purpose of introducing new or essentially improved products, production methods or services up to (but not including) industrial application and commercial use. This includes in general pilot and demonstration projects as well as any required further development work finally resulting in an information package allowing the commencement of production.

-     investments for market introduction purposes.

                                    SECTION 1
                             PURPOSE OF THE COMPANY

1) As per its shareholders' agreement in the version dated May 30, 1997, the Technology Company entered under no. B 62843 in the Commercial Register of the Hamburg Local Court carries on a trade for research, development, production and distribution of pharmaceutical products and the performance of all business transactions serving such purpose.

2) Within the scope of its company purpose, the Technology Company deals with the

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      development of lipid technology for the pre-oral administration of protein and peptid agents for medical therapy.

      development of topic therapy systems with local anesthetics/local analgesics for local pain elimination after trauma and surgery.

                                    SECTION 2
                                  CONTRIBUTION

1. For the exclusive purpose of promoting the innovation project described in Sec. 1 para. 2 above and on the basis of the statements the Technology Company made in the application for investment dated May 23, 1997, TBG contributes an amount of DM 3,000,000, provided that the Technology Company produces evidence for the compliance with the following investment agreements:

      - transfer of an amount of DM 3,000,000 to the capital reserve by APL American Pharmed Labs, Inc., 21 Henderson Drive, P.O.Box 1327, West Caldwell, New Jersey 07007-1327, U.S.A. (also in the event of several investors hereinafter referred to as the "Investor") and the Investor with whom TBG has entered into a cooperation agreement.

      - direct debit authorization for the collection of the payable fixed remuneration by TBG.

2. The TBG contribution shall be used for the co-financing of the project-related planning specified in Annex I which forms an integral part of this Investment Agreement.

3. The Technology Company shall be authorized to call the contribution after the Company has been established (see Sec. 4 para. 1), if its immediate proper use, a utilization of funds in proportion with the other financing funds listed in Annex I and the overall financing of the innovation project are guaranteed.

      A statement confirming that all preconditions for such call have been fulfilled shall be provided by the Investor and TVM Techno Venture Management GmbH & Co.KG, Denninger Str. 15, 81679 Munchen, and accompany such call.

5. When the first partial call is made, TBG shall be authorized to retain a processing fee of 1% of the total amount of contribution agreed upon hereunder.

6. The TBG contribution shall be paid into a separate contribution account by the Technology Company. TBG shall not be authorized to withdraw funds from such account.

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                                    SECTION 3
                                STATEMENT OF USE

The Technology Company shall confirm the proper use of the contribution funds on the form attached to the letter of commitment within a period of 3 months from expiration of the project period specified in Annex I to this Agreement, subject to an extension of this period by TBG. The statement of use shall be presented to TBG via the Investor. Evidence for the proper use of funds shall be submitted to the Investor and TBG upon request.

If the costs of the project listed in Annex I are reduced or if additional public funds are subsequently obtained for the project, TBG shall be authorized to reduce its contribution in proportion with the reduction of the investment volume. The amount of reduction shall be returned to TBG immediately.

                                    SECTION 4
                    COMMENCEMENT AND DURATION OF THE COMPANY

1. The silent partnership shall commence on the date this Agreement is signed by both parties.

2. The silent partnership shall be limited in time and terminate on December 31, 2007.

3. Upon termination of the partnership relationship, the TBG contribution and any unpaid profit shares shall be become due for payment to TBG.

4. If the funds granted by the Investor are returned prior to December 31, 2007, the TBG contribution shall become due for repayment on the same date and to the same extent. In a corresponding application of Sec. 9 para. 4, TBG shall be authorized to demand a final compensation with respect to the portion of its contribution due for premature repayment.

                                    SECTION 5
                                   MANAGEMENT

1. TBG shall not participate in the management of the Technology Company, unless otherwise provided for in the following.

2.    The Technology Company shall require the consent of TBG for

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      a)    modifications of the partnership agreement; this shall apply in particular to any changes in the object of the company, the admission of new partners or the agreement on new investments.

      b) appointment or removal of managing directors of the Technology Company or modifications of the managing director service agreement;

      c) conclusion, modification and termination of agreements on the issuance or the acquisition of licenses, trademarks or know how (except within the scope of the daily software business), patents, utility models, design patents to the extent they concern the innovation project promoted by the TBG investment;

      d) conclusion, modification and termination of essential distribution agreements;

      e) partial or total relocation, lease, sale or discontinuation of business operations;

      f) conclusion and termination of domination and profit and loss transfer agreements;

      g) discontinuation or essential modification of the innovation project described in Sec. 1 para. 2;

      h) assumption of investment obligations - unless these obligations are included in the project financing by TBG - exceeding an amount of DM 150,000 or a monthly amount of DM 15,000 in case of leasing, rental or lease agreements;

3. The consent required under Sec. 5 para. 2 shall be obtained from TBG directly.

      Unless TBG refuses its consent in writing within a period of 14 days from the receipt of a notification concerning the measure requiring consent under Sec. 5 para. 2, consent shall be considered granted.

                                    SECTION 6
                         INFORMATION AND CONTROL RIGHTS

1. On a semi-annual basis, i.e. by March 31 and September 30 of each year, the Technology Company shall inform TBG of its economic situation and the status of the innovation project described under Sec. 1 para. 2, provided that TBG does not waive these reports because the Investor also exercises control functions with respect to the Technology Company for TBG. In addition, TBG shall receive from the Technology Company a brief monthly status report in accordance with Annex II and an updated business plan at the end of each financial year for the individually following year.

2. Irrespective of the question whether the Investor also controls the Technology Company for TBG, the Technology Company shall directly inform TBG in due time of all measures exceeding the scope of the normal business operations.

3. In addition, TBG shall be entitled to the control rights of Sec. 716 German Civil Code [BGB]. This right of control shall also survive the termination of the partnership to the extent required for the review of the settlement assets.

      Moreover, TBG shall be authorized to inspect at any time all documents of the Technology Company relating to the innovation project described under Sec. 1 para. 2. TBG shall be authorized to instruct third parties to exercise its control rights.

4. The Technology Company shall grant the Federal Ministry for Education, Science, Research and Technology and its agent submission, information and review rights to the same extent as granted to TBG. The Technology Company agrees that TBG transmits for scientific analysis of the program specified in the Preamble of this Agreement the data collected on its company and the promoted innovation project to the Federal Ministry for Education, Science, Research and Technology or an institute engaged by the Ministry. Moreover, the Technology Company agrees to directly furnish to the Federal Ministry for Education, Science, Research and Technology and an institution engaged by the Ministry the information required for the scientific analysis of the program; this shall also apply after the termination of the silent partnership. For the exercise of supervisory and control rights, the Federal Ministry shall be authorized to pass on the data obtained to the EU Commission. It shall be ensured that no disadvantages are caused to the Technology Company when the data on the program is processed and, if applicable, published.

5. The Federal Audit Office [Bundesrechnungshof] shall be entitled to audit the Technology Company in accordance with Sec. 91 Federal Budget Act [BHO]. For audit purposes, the Technology Company shall make available to the Federal

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      Audit Office and TBG all documents considered necessary by the Federal
      Audit Office and furnish the respective information.

                                    SECTION 7
                                 ADVISORY BOARD

TBG shall be authorized to demand the establishment of an advisory board at any time. TBG shall be represented on this advisory board in reasonable proportion with the amount of its contribution. The advisory board shall advise the Technology Company on all technical and economic matters, particularly in view of the project described under Sec. 1 para. 2. The advisory board shall have the same information and control rights as granted to TBG under this Agreement.

                                    SECTION 8
                   FINANCIAL YEAR, ANNUAL FINANCIAL STATEMENTS

1. The silent partnership's financial year shall be the financial year of the Technology Company ("Investment Year"). The financial year of the Technology Company shall terminate on December 31 of each calendar year.

2. In accordance with Secs. 238 through 289 German Commercial Code [HGB], the Technology Company shall prepare its annual financial statements (balance sheet, profit and loss account, notes) within a period of six months from expiration of the financial year; an original of the signed annual financial statements provided with the CERTIFICATE OF THE AUDITOR OR SWORN ACCOUNTANT shall be forwarded to TBG.

                                    SECTION 9
                             PROFIT AND LOSS SHARING

1. TBG shall receive a minimum compensation of 6% for its contribution, independent from the Technology Company's profits/losses for the year. This compensation shall be subsequently payable on a semi-annual basis by March 31 and September 30 of each year.

2. In addition, TBG shall receive an amount of 9% of the net profits for the year realized as from the calling of the contribution.

      For any period in which TBG holds more than one participation in the Technology Company, TBG, in addition to the respective minimum compensation, shall receive for all participations a compensation of only 9% of the Company's net income for the year.

      Should additional capital be injected into the Technology Company in further financing rounds, TBG shall adjust its profit share to the then applicable capital structure.

      Such share in profits shall be payable within two weeks following approval of the annual financial statements (Sec. 8 para. 2).

3. The net income for the year prior to the TBG profit share shall be decisive for the calculation pursuant to para. 2.

      a)    To be added to the net income for the year are

            - corporate income tax as well as bonus payments to the managing directors, if any, to the extent these have reduced the identified net income for the year;

            - extraordinary expenses to the extent these result from business transactions prior to commencement of the silent partnership;

            - losses and sales or destruction of economic goods of the fixed assets to the extent such assets existed at the time of commencement of the silent partnership.

      b)    To be deducted from the net income for the year are

            - any amounts from the release of tax-free reserves set up prior to the commencement of the silent partnership;

            - extraordinary income to the extent it results from business transactions prior to commencement of the silent partnership;

            - public grants, subsidies and allowances to the extent these affected the net income;

            - income from the sale of economic goods of the fixed assets to the extent such assets existed at the time of commencement of the silent partnership.

      c) In the year the investment is called, the net profits for the year shall be deemed to have been realized evenly throughout the year for the purpose of calculating the profit share pursuant to para. 2.

4. By the end of the investment period, TBG shall be authorized to demand a one-time compensation of 30% of the amount of investment plus 6% of the investment amount for each year following the expiration of the fifth completed year of investment (Final Compensation). The profit shares annually paid in accordance with Sec. 9 para. 2 shall be set off against the Final Compensation to be paid. If the amount of the profit shares exceeds the amount of the Final Compensation, no payment shall be effected.

      TBG shall make use of this right only if justified in its opinion in accordance with the overall economic situation of the Technology Company, the profits realized during the last three year prior to the termination of the investment or the silent reserves set up during the investment period in particular.

5.    TBG shall not participate in the losses of the Technology Company.

                                   SECTION 10
                                      TAXES

The Technology Company shall ensure payment of the statutory capital gains tax including solidarity surcharge with regard to the compensation for the silent participation and withhold capital gains tax including solidarity surcharge from the respective payments to TBG and pay such tax immediately after it becomes due to the competent tax office directly. Following payment, the Technology Company shall issue to TBG within two months after payment becomes due confirmations within the meaning of Sec. 45a para. 2 German Income Tax Act [EStG] on the forms provided by TBG.

                                   SECTION 11
                        DISSOLUTION OF SILENT PARTNERSHIP

1. If the Technology Company is dissolved, the silent partnership shall be dissolved as well. The silent participation shall be repaid in such case.

2.    Sec. 9 para. 4 shall also apply in such case.

                                   SECTION 12
                                   TERMINATION

1. The Technology Company shall be entitled to repay the TBG investment in whole or in part observing a notice period of three months to June 30 or December 31 of each year. If such repayment is made by the end of the fifth completed year of investment, the TBG contribution shall be repaid with a 30% surcharge. As of the beginning of the sixth year of investment the provisions of Sec. 9 para. 4 shall apply. TBG may waive such surcharge payment if the termination is due to the abandonment of the innovation project promoted in accordance with Sec. 1 para. 2.

2. In addition, the silent partnership may be terminated for cause without notice by written declaration of each of its partners. To the extent the contribution has not been paid or has not been paid in full, TBG shall be released from its contribution obligation upon the declaration of termination.

      In particular, TBG shall be entitled to termination for cause if

      a) the Technology Company has provided incorrect information in its application for investment;

      b) it turns out that the conditions for granting or maintenance of the investment were not fulfilled, the conditions for the maintenance of the investment are no longer given, the innovation project described under Sec. 1 para. 2 proves to be unsuccessful or is abandoned by the Technology Company or changed essentially. Should the innovation project described under Sec. 1 para. 2 proves to be technically impracticable or economically unsuccessful, TBG may waive the repayment of its investment in full or part if such waiver renders the continuation of the Technology Company possible;

      c) the Technology Company does not present the statement of use pursuant to Sec. 3 in spite of a reminder within a period of three months from the date agreed;

      d) bills of exchange accepted by the Technology Company are being protested, the Technology Company has stopped payments, an application for bankruptcy or the institution of court composition proceedings is filed or insolvency is determined in some other manner;

      e) the individuals with know-how in management positions of the Technology Company at the time of the signing of the Agreement on the Silent Partnership are no longer full-time managers of the Technology Company;

      f) one of the measures listed in Sec. 5 para 2 was performed without the prior consent of TBG.

                                   SECTION 13
                                  DUE PAYMENTS

Due payments shall bear interest at a rate of 4% p.a. from the occurrence of default until receipt by TBG.

                                   SECTION 14
                               GENERAL PROVISIONS

1. Any amendments of or additions to this Agreement shall be made in writing. There are no oral side agreements to this Agreement.

2. Should any provision of this Agreement be legally invalid, the remaining provisions shall not be affected thereby. The Technology Company and TBG shall be obligated to replace any invalid contractual provisions by legally valid provisions coming as close as possible to the aim and purpose of the legally invalid provision.

3. Place of jurisdiction for all legal disputes arising from this Agreement or its performance shall be Bonn.

Bonn, August 26, 1997                         Grunwald, August 20, 1997

Technologie-Beteiligungs                      Pharmed Labs GmbH
Gesellschaft mbH der
Deutschen Ausgleichsbank
                                              [company stamp]
[signature illegible]                         [signature illegible]

                                              Project-related Planning (Annex I)
                                              Brief Status Report (Annex II)
                                              TBG Investment Principles

      Gesellschaft mbH der
TBG Deutschen Ausgleichsbank

ANNEX I

                            PROJECT-RELATED PLANNING

PLANNING PERIOD: JUNE 1997 THROUGH JUNE 2000

            PROJECT-SPECIFIC EXPENSES                                                      amount in DM (without VAT)
------------------------------------------------------                                     --------------------------
I.    FOR APPLIED RESEARCH AND DEVELOPMENT
1.    INVESTMENTS IDENTIFIED AS TANGIBLE ASSETS IN THE
      BALANCE SHEET
1.1   Laboratory equipment and facilities                                                            650,000
1.2   Machines and facilities for the
      manufacture of prototypes
1.3   Others
2.    NON-INVESTMENT FUE EXPENSES
2.1   Personnel                                                                                    6,700,000
2.2   Material                                                                                       200,000
2.3   Third-party services
      (order placement/consultation)                                                                 700,000
2.4   Patents and licenses                                                                           300,000
2.5   Traveling expenses                                                                             300,000
2.6   Others
II INVESTMENTS FOR MARKET INTRODUCTION
Total                                                                                              8,850,000

PROJECT-SPECIFIC FINANCING                                                                 amount in DM (without VAT)
------------------------------------------------------                                     --------------------------
1.    INTERNAL FUNDS
1.1   Cash flow                                                                                    2,850,000
1.2   ...
2.    INVESTMENT CAPITAL
2.1   TBG                                                                                          3,000,000
2.2   Lead Investor                                                                                3,000,000
2.3   Other investors
3.    PUBLIC FUNDS
3.1   Subsidies, grants, allowances
3.2   Others
4.    THIRD-PARTY CAPITAL
4.1   Bank
4.2   Others
TOTAL                                                                                              8,850,000

TBG                                                      FAX NO.: 0228/831 24 93

ANNEX II

Technology Company:                                    Pharmed Labs GmbH
                                                       Tolzer Str. 12
                                                       82031 Grunwald

             BRIEF STATUS REPORT FOR THE MONTH OF* ........., 199...

                         ACTUAL amount in TDM
                         --------------------
sales
material costs
personnel costs
preliminary result

orders received
KK line
amount used

Special occurrences during the last month:

Management prognosis regarding the future development:

- much better  - better  -  same -  worse   -  much worse

Grunwald,

                                           _____________________________________
                                           (manager signature and company stamp)

-----------------------------

* To be presented by the end of the following month at the latest

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

                      INVESTMENT PRINCIPLES FOR THE PROGRAM
                          "INVESTMENT CAPITAL FOR SMALL
                             TECHNOLOGY ENTERPRISES"

1.    TBG AS INVESTOR

      Technology-Beteiligungs-Gesellschaft mbH (TBG) is a subsidiary of Deutsche Ausgleichsbank. Within the scope of the program "Investment Capital for Small Technology Enterprises"* implemented together with the Federal Ministry for Education, Science, Research and Technology TBG assumes silent participations in Technology Companies without generally participating in the Technology Company's management.

      An essential condition for such investment is that another Lead Investor participates in the Technology Company in at least the same amount as TBG and also manages the TBG investment on the basis of a cooperation agreement.

2.    INVESTMENT PURPOSE

      The investments serve for the financing of innovation projects (see item 3.1), i.e. for:

      - applied research and development up until the crucial moment shortly before commercial production is taken up;

      -     investments for market introduction.

3.    INVESTMENT CONDITIONS

3.1 INNOVATION PROJECTS

      - Through the innovation project new techniques are intended to be applied for the first time within the enterprise.

      - The developments affecting the project's innovative core shall be provided by the enterprise itself. If services are required for individual development phases, the enterprise shall prepare the respective specifications itself.

      - The new product (procedure/service) differs in its essential functions from the previous products (procedure/service) of the enterprise.

      - The new product (procedure/service) provides competition advantages (function, quality, price) and market chances on the (regional, national, European, international) markets relevant for the enterprise.

3.2   INVESTEES

      tbg investments may be obtained by enterprises of the industry and trade sector, provided that these enterprises fulfill the following conditions:

      SMALL ENTERPRISES

      - registered offices located within the Federal Republic of Germany and

      -     50 employees as a maximum and either an

      - annual turnover of a maximum of DM 10 million or a balance sheet total of a maximum of DM 4 million

      MEDIUM-SIZED ENTERPRISES

      -     registered offices located within the new German federal states and
            (East) Berlin and

      -     250 employees as a maximum and either an

      - annual turnover of a maximum of DM 40 million or a balance sheet total of a maximum of DM 20 million

* [Footnote missing in the original text!]

      Technologie-Beteiligungs-
TBG   Gesellschaft mbH der
      Deutschen Ausgleichsbank

      ECONOMIC INDEPENDENCE

      Companies not fulfilling the qualification criteria for small and medium-sized enterprises may hold an interest not to exceed 25% in the enterprise.

      (exception: public holding companies, risk capital companies and - provided that control is not exercised - institutional investors)

      AGE:
      10 years as a maximum.

      TECHNICAL AND COMMERCIAL EXPERT KNOWLEDGE

      The Technology Company must have the technical expert knowledge required for the development and production work and must be able to document that the required commercial knowledge is available to the Technology Company.

      Commercial know-how may also be made available by way of external experts
      - e.g. the Lead Investor -, provided that the Technology Company has not realized any significant turnovers prior to the time the application for investment is filed.

3.3   COOPERATING LEAD INVESTOR

      The Lead Investors cooperating with TBG may be holding companies as well as natural and legal persons providing equity to enterprises.

      The Lead Investor must take over an investment in the same amount as TBG. The Lead Investor shall advise and support the Technology Company with respect to all commercial and financial matters and, if necessary, must also be able to offer management and marketing support services. In principle, the Lead Investor must be willing and able to provide additional financing funds.

      Prior to the investment, the Lead Investor shall verify and plausibly document the investment requirements for TBG as well. During the investment period the Lead Investor shall monitor the management of the Technology Company and the development of the innovation project and inform TBG of the economic situation of the Technology Company and the innovation project. In addition, the Lead Investor shall participate in the preparation of the statement of use (see 3.4). Details shall be governed by a cooperation agreement between the Lead Investor and TBG.

3.4   OVERALL FINANCING

      The overall financing of the innovation project has to be secured. The investment funds may only be used for the financing of the innovation project(s) for which the investment has been committed. The Lead Investor shall be informed immediately if the innovation project or its financing is changed.

      If the innovation project costs are reduced subsequently or if additional public funds are subsequently obtained for the financing of the innovation project so that a financing of more than 100% results, the return of the investment funds may be demanded.

                             [Rest of text missing!]

I, Michael W. Brien, in my capacity as a sworn translator for the English language, hereby certify that the above is an accurate and complete translation of the German text presented to me in electronic form.

Frankfurt am Main, November 11, 2004

/s/ Michael W. Brien
--------------------
(Michael W. Brien)

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